Exhibit 10.17
STANDARD EMPLOYMENT CONTRACT
This statement sets out the Terms & Conditions of employment between Emergent Europe Limited of 540~545 Eskdale Road, Winnersh Triangle, Wokingham, Berkshire RG41 5TU , UK
And Steven N. Chatfield residing at 31 Kenwood Drive, Beckenham, Kent, England BR3 6QX (‘the Employee’).
1.	Position

1.1	President of Emergent Europe Limited reporting to the Chief Executive Officer of Emergent BioSolutions Inc., a Delaware corporation with its offices located at 300 Professional Drive, Gaithersburg, MD, USA, or to such other person as the Chief Executive Officer of Emergent BioSolutions may from time to time appoint.

2.	Preconditions

2.1	Your employment with the Company is conditional on (a) your producing at least two references to the Company which the Company considers satisfactory, which has been satisfied, and (b) such documentation as the Company may require to establish your right to work lawfully in the United Kingdom and (c) the company receiving a medical report from its Occupational Health Advisers which the Company considers satisfactory. (Please complete the enclosed pre-employment health questionnaire and return to the Occupational Health Department in the pre-paid envelope provided, your answers will be treated as strictly confidential and you may be required to attend a health interview/ examination) Should you fail to produce to the Company the required documentation, or should the medical report not prove satisfactory to the Company, then any offer of employment by the Company may be withdrawn and if already accepted, the Company may terminate your employment without notice or a payment in lieu of notice (or on statutory minimum notice if applicable).

3.	Responsibilities

3.1	Your normal responsibilities are set out in your written job description but you may be required to perform other reasonable tasks from time to time. (The job description does not have contractual force, but is intended as a guide to your main duties). You may be required to carry out your duties for the benefit of associated companies of the Company, without payment of additional remuneration.

3.2	You are required to devote the whole of your time, attention and ability to the Company (or any associated companies for whom you are required to work) and to use your best endeavours to promote, develop and expand the business of the Company and its interests generally. You agree not to have any outside business or other interests which conflict or may conflict with the interests of the Company or any associated Company or which may otherwise interfere with or impede your ability to carry out your responsibilities for the Company, without specific written approval of the Company given in advance.
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3.3	You must not act in any way that may be harmful to the Company’s interests and/or damages the reputation of the Company.

3.4	You are expected to comply with the Company’s policies and procedures (as issued and/or amended from time to time), even though these do not form part of your contract of employment. The policies and procedures are available electronically on the Company’s systems or from the Administration Office. Failure to comply, may lead to disciplinary action. In the event of a conflict between the terms of this contract and any Company policy, the terms of this contract will apply

3.5	You shall not at any time, (including during any period spent on garden leave), make any disparaging, untrue or misleading oral or written statements concerning the business and affairs of the Company or any associated company.

4.	Duration

4.1	Your employment with the Company commenced as of June 24, 2005 in accordance with the letter agreement between you and Emergent BioSolutions dated September 16, 2005. Your prior period of employment with Emergent BioSolutions counts towards your period of continuous employment.

4.2	Subject to clause 19 below, the period of notice required by either party to terminate your employment is six (6) months, or the statutory minimum whichever is the greater. Notice under this sub-clause must be given in writing

4.3	Subject to any contrary provision of law, your employment will end automatically without the need for notice of termination to be served, at the end of the month in which you reach the age of 65, which is the Company’s normal retirement age.

5.	Salary

5.1	Your gross salary (“Salary”) will be One Hundred Forty Nine Thousand Nine Hundred Fourteen Pounds (£149,914) per annum payable by equal monthly instalments directly to your bank or building society account. It is our normal practice to pay Salary on approximately the 24th day of each calendar month. Salary through December 31, 2005 has been paid through Emergent BioSolutions Inc. in U.S. dollars. The above payment schedule for Salary will commence on January 1, 2006. Salary will be accrued on a daily basis. The Company’s policy is to calculate daily pay on the basis of a 260 working day year (or in a leap year a 261 working day year).

5.2	Salaries are generally reviewed annually each year in the Company’s discretion commencing in 2007. Any changes will be notified to you in writing.

5.3	The Company reserves the right to deduct from your Salary or from any severance pay due to you on the termination of your employment, any sums owing from you to the Company or any associated company, including but not limited to loans, debts and sums paid to you by mistake or through misrepresentation and you agree to the making of these deductions.
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5.4	The Company shall make such Income Tax and National Insurance deductions from your remuneration as shall be required by law

6.	Expenses

6.1	You will be reimbursed all out-of-pocket expenses necessarily and properly incurred by you on the business of the Company or any associated company provided you produce to the Company such evidence of actual payment of the expenses concerned as the Company reasonably requires.

7.	Hours of Work

7.1	Your normal hours of work are 09.00 — 17.00 (exclusive of lunch intervals and other breaks) Monday to Friday inclusive, making a total of 35 hours per week. Times of attendance will be agreed with your Manager. You will however be expected to work such extra hours as may be reasonably required for the purpose of completing your tasks efficiently and on time. You agree that the limits on average weekly working time set out in paragraph 4(1) of the Working Time Regulations 1998 will not apply to you. However you may withdraw your consent on giving the Company not less than 3 months’ prior written notice. Overtime is only paid in exceptional circumstances and with the written agreement of your Line Manager.

8.	Mobility and Travel

8.1	While the Company’s offices in Winnersh, (wherever located there), will be your normal place of work, the Company reserves the right to relocate its operations or open additional sites elsewhere in the UK. If so requested by the Company on not less than one month’s notice, you agree to move to a new place of work or the place of work of an associated company, within a radius of 30 miles from Winnersh.

8.2	You will undertake any travel either in the UK or overseas as may be necessary to carry out your responsibilities.

9.	Holiday

9.1	Our holiday year runs from 1st January to 31st December. In addition to the normal English Public and Bank Holidays you are entitled to 25 days paid holiday in each holiday year, which accrues at the rate of 25/52 days for each complete calendar week of employment. The Company reserves the right to require you to take up to 3 days of your annual entitlement during the Christmas period.

9.2	Your holiday entitlement for the year in which you start or end your employment will be calculated on a pro-rata basis.

9.3	Where you have not taken your full accrued holiday entitlement on leaving you will be paid in lieu for your untaken entitlement calculated on a pro-rata basis up to the date of termination of your employment. If you have taken more holiday than your accrued holiday entitlement for that year, you agree that the Company is authorised to deduct the
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value of the excess days from your Salary or from any severance pay due to you on the termination of your employment. The Company reserves the right to require you to take any outstanding holiday leave during a period of notice.

9.4	You are entitled to carry forward into the next holiday year a maximum of 5 days holiday which have accrued but which have not been taken before the end of the holiday year. These 5 days must be taken by 31st March of the next holiday year. Any carried forward holiday remaining at this date will lapse. You may not take more than 30 days holiday in any one year.

10.	Notification of Absence

10.1	If you cannot attend for work you should telephone the Company or arrange for someone to telephone or otherwise deliver a message on your behalf as soon as possible on your first day of absence and indicate when you expect to return to work. If your return to work is delayed you should contact the Company again in the same way on each following day of absence.

10.2	If you are prevented by illness or accident from working for seven or more consecutive days you must provide a medical practitioner’s statement on the eighth day and weekly thereafter. A self-certification form must be completed and produced to the Company immediately following your return to work for shorter periods of absence.

11.	Sick Pay

11.1	If you are entitled to Statutory Sick Pay (“SSP”) the Company will pay it to you.

11.2	During absence due to sickness or injury, Company Sick Pay equivalent to your normal Salary, may be paid at the Company’s discretion. Statutory Sick Pay will be paid in accordance with the then prevailing rules of the Statutory Sick Pay Scheme.

11.3	Full details of the Company Sickness/Absence Policy and Procedure are available electronically on the Company’s systems and from the Administration Office.

11.4	The Company provides permanent health insurance cover. Full details of this cover (including conditions of eligibility, the rules and benefits to which cover is subject) are available from the Administration Office. The Company reserves the right to arrange equivalent cover through an alternative insurer.

12.	Pension Scheme

12.1	The Company agrees to contribute 10% of your Salary in equal monthly instalments to an appropriate and qualified personal pension plan nominated by you. This contribution is conditional upon your making monthly contributions equal to 2.5% of your Salary to the said plan. You agree that your contributions to the plan may be made by the Company making the relevant deductions from your Salary and paying the required amount into the plan on your behalf. The said contributions are subject to the rules of the plan as amended
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from time to time and will be capped at Inland Revenue limits. No Contracting Out certificate is in force in respect of employment with the Company.

13.	Bonus Scheme

13.1	You will be eligible to participate in any bonus scheme the Company establishes from time to time (if at all), for employees of your level, subject to the rules of the scheme. For 2005 you shall be eligible for a bonus (hereinafter, the “Bonus”), which shall be capped at thirty percent (30%) of the portion your salary earned by you during that year, inclusive any salary paid by Emergent BioSolutions. Notwithstanding anything to the contrary contained herein, the determination as to whether any Bonus shall be awarded, and the amount of the Bonus, if any, shall be made in the sole and absolute discretion of the Board of Directors of the Company or Emergent BioSolutions, or such other person or committees as may be delegated that responsibility. The Committee’s criteria for awarding any Bonus shall be based on its assessment your job performance and the Company’s financial performance during the applicable Period. The relative weight to be given to each such factor shall also be within the Company’s sole and absolute discretion. The Company reserves the right to amend, replace or withdraw any such bonus scheme from time to time. Further details are available from the Administration Office. The fact that a bonus is paid in one or more years is no guarantee that bonuses will be paid in subsequent years. As the bonus is also intended to incentivise employees to remain in the employment of the Company, payment of any bonus is conditional on your remaining in the employment of the Company and not being under, or having given, notice to terminate your employment at the date bonus is payable.

14.	Life Assurance

14.1	You will become a member of the Company’s Life Assurance Scheme when you commence permanent employment subject to meeting any conditions of eligibility and the rules of the Scheme from time to time. (These may require you to pass a medical examination to the satisfaction of the benefit providers as a condition of cover). In the event of death during your employment the sum of four times Salary, subject to the Inland Revenue Earnings Cap from time to time, will be payable.

15.	Private Medical Cover

15.1	You may join the Company’s Private Medical Insurance Scheme at the Company’s expense and you may pay for dependants (as defined in the scheme) to be included. The Company reserves the right at any time to arrange equivalent cover through an alternative insurer. The provision of cover (including alternative cover) is conditional on your satisfying any conditions (such as passing a medical examination) and accepting any restriction imposed by the insurer. Details of the scheme in operation are available from the Administration office.
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16.	Medical Examination

16.1	The Company may reasonably require you to be examined by a Company appointed doctor at its own expense. The doctor may report to the Company and its professional advisers, on your fitness to do your job or other appropriate work. The Company may also require verification from your own GP that you are fit to return to work after a period of absence or sickness incapacity.

17.	Grievance and Disciplinary Procedures

17.1	The Company’s Grievance and Disciplinary procedures can be viewed electronically on the Company’s systems and are also available from the Administration Office. It is the Company’s policy to deal fairly with disciplinary issues and grievances, which arise, in accordance with these procedures. The Grievance and Disciplinary Procedures do not form part of your contract or otherwise have contractual effect As can be seen if you have a grievance relating to your employment or wish to appeal against disciplinary action or decisions, you should, in the first instance, notify your line manager in writing making it clear that you are raising it formally. If the grievance is against your line manager personally, you should notify your grievance or appeal in writing to a member of the Executive Committee.
18 Company Systems
18.1	The Company’s e-mail and Internet system must be used for Company and only essential personal use in accordance with the Office Systems Policy which is available electronically on the Company’s system and from the Administration office.
19 Termination
19.1	The Company can dismiss you without prior notice or pay in lieu (and you will not be entitled to damages) for conduct amounting to gross misconduct or any other conduct or performance issues of equivalent seriousness. A non-exhaustive list of the grounds for summary dismissal is contained in the Company’s Disciplinary Procedure.

19.2	The Company reserves the right to pay you your base Salary in lieu of any unexpired period of notice less income tax and employee NI contributions.

19.3	Once notice of termination has been given by either party.
(a)	the Company may send you on paid leave of absence, suspend you from performing your job and/or exclude you from entering our premises. During your suspension you will continue to receive your Salary and contractual benefits. During your employment or any notice period, the Company may, in its absolute discretion, assign you to different tasks consistent with your position or require you to perform no tasks at all. This may include requiring you to stay at home and to have no contact with the Company’s clients, suppliers or employees for part or all of your suspension period. You will continue to receive your Salary and all your contractual benefits during the suspension period Your implied duties of
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loyalty and good faith will continue to apply whether or not you are actually working and you may not be engaged or employed by or take up any office or partnership in any other company, firm or business, or trade on your own account without the Company’s written permission.

(b)	you must not make any public statements in relation to the Company or your employment or its termination .
19.4	At the end of your employment, or earlier if the Company requests, for whatever reason you must return all Company property, including all equipment, documents, computer disks or tapes and all other tangible items in your possession or control belonging to, or containing any confidential information of, the Company or an associated employer.

19.5	In the event that as a result of incapacity you became eligible to receive benefits under the Company’s permanent health insurance scheme, the Company may, in its discretion, a) continue your employment only to the extent necessary and solely to ensure that you continue to be treated as an employee for the purposes of the permanent health insurance scheme or b) terminate your employment. During such time, you will not be entitled to any remuneration or other benefit from the Company and the Company will have no obligation to continue your employment or provide any work or payment to you, if you recover from the incapacity
20 Confidentiality/Inventions
20.1	You will, in fulfilling your responsibilities, have access to confidential information relating to the Company or any associated employers and develop knowledge and influence over the Company’s suppliers and/or customers and/or be involved in making inventions or creating copyright material. You will be asked to sign a separate Non-Disclosure and Invention Assignment Agreement, which seeks to protect the Company’s interests both during and after the termination of your employment.

20.2	You shall not, either during or after your employment for whatever reason, divulge or communicate to any person or persons, except authorised members of the Company, or make use of yourself; any Confidential Information relating to the business of the Company or any associated company which may have been disclosed to you or which may otherwise have come to your attention.

20.3	This restriction shall cease to apply to information or knowledge which comes into the public domain, otherwise than by reason of your default, or which is required to be disclosed by law or by a court or tribunal of competent jurisdiction. Nothing in this Agreement will prevent you making a “protected disclosure” under the Employment Rights Act 1996.

20.4	‘Confidential Information’ includes but is not limited to business and marketing plans, customer and price lists, the requirements of customers and potential customers for products and services, management accounts, budgets and other sales or financial data, the terms on which the Company or any associated Companies do business with third parties, details of any pending or threatened litigation, details of confidential and
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proprietary computer technology (including source and object codes), any confidential information relating to scientific data, formulae or processes, (including unpublished research and development reports and details of products and services in the course of development).

20.5	In the case of inventions employees must sign a separate claim to inventorship, which is then ratified by the R & D Management Committee or any other similar committee of the Company.
21 Statutory Particulars
21.1	This contract includes your statutory particulars of employment.

21.2	No collective agreements affect your terms and conditions of employment.
22 Health & Safety
22.1	You have a legal duty to take reasonable care for the health and safety of yourself and of other persons who may be affected by your acts or omissions at work. You must also cooperate with the Company so that the Company can discharge its statutory obligations. No employee or other person shall intentionally or recklessly interfere with, or misuse, anything that is provided in the interests of health, safety or welfare.
23 Miscellaneous
23.1	Any notice to be given pursuant to these terms and conditions must be given in writing and delivered either by courier, by hand, by first class post or by facsimile. Any notice to you will be sent to your last known address or facsimile number or given to you at your place of work and any notice to the Company should be sent to its registered office from time to time. A notice will be deemed to have been served at the time of delivery if sent by courier or by hand, on completion of transmission by the sender if sent by facsimile and 2 clear days after the date of posting if sent by first class post.
24 Employee Data
24.1	You consent to the Company holding and processing both personal data and sensitive personal data (the latter includes your religious beliefs, your ethnic or racial origin, information relating to your physical or mental health and any unspent criminal convictions), for all purposes relating to your employment. In particular you agree that the Company can hold and process personal and sensitive personal data to: (a) pay and review your remuneration and other benefits; (b) provide and administer any such benefits; (c) determine your fitness to work for the Company or your entitlement to sick pay or maternity or other leave of absence; (d) provide information to the Inland Revenue (or other taxation authorities), the police, other regulatory bodies, the Company’s legal advisers and potential purchasers of the Company or any business area in which you work and to any investors or potential investors in the Company; (e) administer and maintain personnel records (including sickness and other absence records); (f) carry out performance reviews, disciplinary or grievance procedures; (g)
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give references to future employers; and (h) transfer personal and sensitive personal data concerning you to a country outside the EEA (and, in particular, to the HR department of any associated employer based overseas including in the US, particularly for the purposes of HR administration) and you understand that such countries outside the EEA may not have laws to protect your personal information.
25 Choice of Law
25.1	The terms and conditions of your employment are governed and will be construed in accordance with English law and all claims, disputes and proceedings are subject to the exclusive jurisdiction of the English courts
26 Definitions
“associated company” or “associated employer” means any company which from time to time is a subsidiary or a holding company of the Company or a subsidiary of such holding company and “subsidiary” and “holding company” have the meanings attributed to them by section 736 of the Companies Act 1985.

any Act or delegated legislation includes any statutory modification or re-enactment of it or the provision referred to.
27 Additional Provisions
You acknowledge and agree that the Employment Agreement dated January 3, 2005 between you and Emergent BioSolutions be and it hereby is terminated and superseded by this agreement; provided however, that the obligations, rights and agreements contained in Section 8 (Protection of the Company), Section 9 (Inventions, Improvements and Copyrightable Materials) and Section 12 (Additional Obligations) shall survive and inure to the benefit of Emergent BioSolutions and the Company.

The letter agreement between you and Emergent BioSolutions dated September 16, 2005 shall continue to apply as it relates to the rights, obligations and agreements to serve as Chief Scientific Officer of Emergent BioSolutions during the Transition Period.

You acknowledge and agree that effective November 12, 2005, you resigned as Chief Executive Officer of Emergent ImmunoSolutions Inc.
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Please confirm that you accept this appointment on the above Terms and Conditions, by signing the duplicate of this letter and returning it to me as soon as possible
For and on behalf of
Emergent Europe Limited

Signed:	/s/ Fuad El-Hibri

Fuad El-Hibri, Chairman of the Board
Date: December 22, 2005
I have read and understood the above terms and accept them.

Signed:	/s/ Steven N. Chatfield

Steven N. Chatfield
Date: December 22, 2005
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